Exhibit 21.1

List of Subsidiaries

1.               Marquis Exploration Ltd

2.               Mariner Exploration Inc.

3.               Canadian Frontier Energy Corp.

4.               3885062 Canada Ltd.

5.               Canadian 88 Energy International Inc.

6.               Canadian 88 International Inc.

7.               Canadian Superior Energy (U.S.A.) Inc.